EXHIBIT 21.1    SUBSIDIARIES OF THE REGISTRANT

                                    Jurisdiction of               % of Voting
                                    Incorporation or         Securities Held at
Name of Corporation                 Organization             December 31, 1997
  ~Consolidated~Subsidiaries
  ~TioPro LLC                         Nevada                          80%
  TIMET Capital Trust I               Delaware                        100%
  TIMET Castings Corporation          Oregon                          100%
  TIMET Finance Management Company    Delaware                        100%
  TIMET FSC, Ltd.                     Barbados                        100%
  TIMET UK Ltd.                       United Kingdom                  100%
     TIMET UK (Export) Ltd.           United Kingdom                  100%
     TIMET Savoie, SA                 France                          70%
     TIMET Germany Holding GmbH       Germany                         100%
       TIMET Germany GmbH             Germany                         100%
       LASAB Laser Applikations-Und
                  Bearbitungs, GmbH   Germany                         100%
  Titanium Hearth Technologies, Inc.  Delaware                        100%
  TMCA International Inc.             Delaware                        100%

~Unconsolidated~affiliates~
  MZI, LLC                            Oregon                          33%
  TICOMP, Inc.                        Delaware                        20%
  Titanium Memory Systems, Inc.       California                      24%
  ValTimet SAS                        France                          46%





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